Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

May 7, 2012

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to API Technologies Corp., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 6,194,513 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-3 filed on or about the date hereof with the Securities and Exchange Commission (the “Registration Statement”). The Shares are issuable upon conversion of a convertible subordinated note (the “Note”) or shares of the Company’s Series A Mandatorily Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The Note will be converted into shares of Series A Preferred Stock following the effectiveness of certain amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended. Both the Note and the shares of Series A Preferred Stock, when issued, are convertible at any time into all or some portion of the Shares.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued and delivered upon conversion of the Note or the shares of Series A Preferred Stock, as applicable, in each case in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

For purposes of this opinion, we do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California and the General Corporation Law of the State of Delaware.

API Technologies Corp.

May 7, 2012

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati,
Professional Corporation